    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 17, 1995

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13E-3
                        RULE 13E-3 TRANSACTION STATEMENT
                         (PURSUANT TO SECTION 13(E) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


                               (AMENDMENT NO. 1)

                    SOURCE ONE MORTGAGE SERVICES CORPORATION
                              (NAME OF THE ISSUER)

                    SOURCE ONE MORTGAGE SERVICES CORPORATION
                      (NAME OF PERSON(S) FILING STATEMENT)
                            ------------------------

                   8.42% CUMULATIVE PREFERRED STOCK, SERIES A
                         (TITLE OF CLASS OF SECURITIES)

                                  836154 20 3
                     (CUSIP NUMBER OF CLASS OF SECURITIES)
                            ------------------------

                               ROBERT W. RICHARDS
                                    CHAIRMAN
                    SOURCE ONE MORTGAGE SERVICES CORPORATION
                             27555 FARMINGTON ROAD
                        FARMINGTON HILLS, MI 48334-3357
                                 (810) 488-7000
(NAME, ADDRESS AND TELEPHONE NUMBER OF PERSONS AUTHORIZED TO RECEIVE NOTICES AND
                               COMMUNICATIONS ON
                   BEHALF OF THE PERSON(S) FILING STATEMENT)

                                    Copy To:
                              JOHN A. MARXER, ESQ.
                  MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.
                            1400 NORTH WOODWARD AVE.
                                   SUITE 100
                           BLOOMFIELD HILLS, MI 48304
                                 (810) 645-5000

This statement is filed in connection with (check the appropriate box):
     a. / / The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) under the Securities Exchange Act of 1934.
     b. / / The filing of a registration statement under the Securities Act of 1933.
     c. /X/ A tender offer.
     d. / / None of the above.

Check the following box if soliciting materials or an information statement referred to in checking box (a) are preliminary copies: / /

                           CALCULATION OF FILING FEE


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
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                                                                            AMOUNT OF FILING
                         TRANSACTION VALUATION                                    FEE
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
The transaction value equals $101,250,000, calculated pursuant to Rule
  0-11 under the Securities Exchange Act of 1934, as follows: the product of $25.3125 (the average of the high and low prices for the
  Preferred Stock on October 10, 1995, as reported by the New York Stock       $20,250.00
  Exchange Composite Tape) and 4,000,000 (the maximum number of shares of Preferred Stock which may be tendered pursuant to the Exchange
  Offer).
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/X/  Check box if any part of the fee is offset as provided by Rule 0-11(a)(2)
and identify the filing with which this offsetting fee was previously paid.
Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount previously paid:   $34,310.35                    Filing Party:  Source One Mortgage Services
                                                                       Corporation
Form or registration no.: Form S-4; 33-62765            Date Filed:    September 20, 1995

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     After due inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                          SOURCE ONE MORTGAGE SERVICES
                                          CORPORATION, Delaware corporation


                                          By /s/ ROBERT W. RICHARDS
                                            ------------------------------------
                                            Name: Robert W. Richards
                                            Title: Chairman


Dated: October 17, 1995